Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of ARMOUR Residential REIT, Inc. on Form S-3 (No. 333-xxxxxx) to be filed on or about July 9, 2012 of our report dated March 9, 2011, on our audit of the consolidated financial statements as of December 31, 2010 and for each of the years in the two-year period ended December 31, 2010 which report was included in the Annual Report on Form 10-K filed March 6, 2012. We also consent to the reference to our firm under the caption “Experts“ in the Registration Statement.

/s/ EisnerAmper LLP

New York, New York

July 9, 2012